Exhibit (a)(1)(C)

Offer to Exchange Common Shares

for

Up to [    ] [    ]  of [      ] in

[Selected REIT]

an Exchange Ratio of [   ]
Pursuant to the Prospectus dated April    , 2013
(“Prospectus”)
By

REIT EXCHANGE FUND, INC.

THE EXCHANGE OFFER WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, ON THE EXPIRATON DATE, UNLESS THE EXCHANGE OFFER IS EXTENDED.

[    ], 2013

To our Clients:

Enclosed for your consideration are the Prospectus, dated [    ], 2013 (the “Prospectus”), and the related Letter of Transmittal (as it may be amended or supplemented from time to time, this “Letter of Transmittal” and, together with the Prospectus, the “Exchange Offer”) in connection with the offer by REIT Exchange Fund, Inc. (“RXF”), to exchange its common shares for [      ] [“Shares”]  in [      ] (the “Company”).

We or our nominees are the holder of record of shares held for your account. A tender of such shares pursuant to the Exchange Offer can be made only by us as the holder of record pursuant to your instructions.

We request instructions as to whether you wish to tender any or all of the shares held by us for your account, upon the terms and subject to the conditions set forth in the enclosed Prospectus and the Letter of Transmittal.

Please note carefully the following:

1.                                      The Exchange Offer and withdrawal rights will expire at midnight, New York City time, on [     ], [    ], 2013, unless the Exchange Offer is extended by RXF. Previously tendered Shares may be withdrawn at any time until the Exchange Offer has expired.

2.                                      The Exchange Offer is subject to certain conditions described in the Prospectus.

3.                                      Any stock transfer taxes applicable will be paid by RXF, except as otherwise provided in Instruction 6 to the Letter of Transmittal.

If you wish to have us tender any or all of your shares, then please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. Additional information may be obtained from D.F. King, the Information Agent: for shareholders at 800-290-6424; for banks or brokers at (collect) 212-269-5550; and online at rxfinfo@dfking.com.

An envelope to return your instructions to us is available if you request it. If you authorize tender of your shares, then all such shares will be tendered unless otherwise specified on the Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the expiration of the Exchange Offer.

The Exchange Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares in any jurisdiction in which the making of the Exchange Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.